As filed with the Securities and Exchange Commission on January 22, 2019

Registration No. 333-182915

Registration No. 333-182916

Registration No. 333-206189

Registration No. 333-206190

Registration No. 333-225440

Registration No. 333-225441

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182915

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182916

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-206189

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-206190

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225440

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225441

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TESARO, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2249687
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

1000 Winter Street

Waltham, Massachusetts 02451

(339) 970-0900

(Address of principal executive offices)

TESARO, Inc. 2010 Stock Incentive Plan

TESARO, Inc. 2012 Employee Stock Purchase Plan

TESARO, Inc. 2012 Omnibus Incentive Plan

TESARO, Inc. 2015 Non-Employee Director Stock Incentive Plan

TESARO, Inc. Inducement Stock Option Award for Joseph L. Farmer

(Full title of the Plans)

William J. Mosher

Vice President and Secretary

TESARO, Inc.

1000 Winter Street

Waltham, Massachusetts 02451

(339) 970-0900

(Name, address and telephone number of Agent for Service)

Copies to:

Asher M. Rubin

William I. Intner

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, Maryland 21202

(410) 659-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by TESARO, Inc., a Delaware corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, $0.0001 par value per share (the “Shares”) remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”).

•                  Registration Statement on Form S-8 (No. 333-182915) pertaining to the registration of 275,000 Shares, issuable under the Registrant’s 2012 Employee Stock Purchase Plan, which was filed with the Commission on July 27, 2012.

•                  Registration Statement on Form S-8 (No. 333-182916) pertaining to the registration of an aggregate of 3,221,131 Shares, issuable under the Registrant’s 2012 Omnibus Incentive Plan and 2010 Stock Incentive Plan, which was filed with the Commission on July 27, 2012.

•                  Registration Statement on Form S-8 (No. 333-206189) pertaining to the registration of an aggregate of 575,000 Shares, issuable under the Registrant’s 2015 Non-Employee Director Stock Incentive Plan and Inducement Stock Option Award for Joseph L. Farmer, which was filed with the Commission on August 7, 2015.

•                  Registration Statement on Form S-8 (No. 333-206190) pertaining to the registration of 4,753,963 Shares, issuable under the Registrant’s 2012 Omnibus Incentive Plan, which was filed with the Commission on August 7, 2015.

•                  Registration Statement on Form S-8 (No. 333-225440) pertaining to the registration of 5,934,619 Shares, issuable under the Registrant’s 2012 Omnibus Incentive Plan, which was filed with the Commission on June 5, 2018.

•                  Registration Statement on Form S-8 (No. 333-225441) pertaining to the registration of 275,000 Shares, issuable under the Registrant’s 2012 Employee Stock Purchase Plan, which was filed with the Commission on June 5, 2018.

Pursuant to an Agreement and Plan of Merger, dated December 3, 2018, by and among GlaxoSmithKline plc, a public company organized under the laws of England and Wales (“Parent”), Parent’s indirectly wholly-owned subsidiary, Adriatic Acquisition Corporation, a Delaware corporation (“Purchaser”), and the Registrant, Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation. The Merger became effective on January 22, 2019.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

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SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, Commonwealth of Massachusetts on January 22, 2019.

TESARO, Inc.

By:	/s/ William J. Mosher
Name: William J. Mosher
Title: Vice President and Secretary

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